Exhibit 99.1


[CFS Bancorp, Inc. logo]                          Thomas F. Prisby, Chairman





October 21, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
         219-836-5500

CFS Bancorp, Inc. Announces Third Quarter 2004 Financial Results

     MUNSTER, IN - October 21, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today reported a net loss for the third quarter of 2004 of $2.8 million as compared to net income of $967,000 reported for the third quarter of 2003. For the nine months ended September 30, 2004, the Company reported a net loss of $1.9 million compared to net income of $2.3 million for the same period during 2003. Losses per share were $0.16 for the first nine months of 2004 compared to diluted earnings per share of $0.20 for the nine months ended September 30, 2003.

     The Company's net interest income continued to improve during the third quarter of 2004 increasing 26.4% to $8.4 million from $6.7 million for the third quarter of 2003. The annualized net interest margin increased 33.5% for the third quarter of 2004 to 2.43% from 1.82% for the third quarter of 2003. The substantial improvement in the Company's net interest margin from the third quarter of 2003 was mainly an increase in the yield as a result of higher yielding investments coupled with a decrease in the interest rate paid on deposits. For the nine months ended September 30, 2004, the annualized net interest margin was 2.16%, up from 1.79% for the same period in 2003.

     Offsetting the increased net interest income was an increase in the provision for losses on loans. In connection with the Company's third quarter evaluation of the adequacy of its allowance for losses on loans, management identified eight loans with an estimated aggregate impairment of $10.3 million. The estimated impairment along with management's assessment of the adequacy of the Company's allowance for losses on loans resulted in an additional $6.2 million provision for losses on loans during the third quarter of 2004 as compared to $502,000 for the same period in 2003. For the nine months ended September 30, 2004, the provision for losses on loans was $8.8 million, an increase from the provision for losses on loans of $1.5 million for the nine months ended September 30, 2003.

     As previously communicated, management of the Company continues to explore the possibility of refinancing the fixed-rate Federal Home Loan Bank (FHLB) borrowings. During the third quarter of 2004, the Company identified an opportunity to partially reduce the negative impact of these borrowings by prepaying $6.5 million of such borrowings which bore a 5.26% fixed interest rate. This prepayment resulted in a $485,000 charge to other non-interest expense.

     In addition to the above, the Company's financial results for the third quarter of 2004 were also affected by:

     * Compensation expense of $1.0 million related to the resignation of a senior executive officer;

CFS Bancorp, Inc. - Page 2 of 9

     * an additional $585,000 write-down in the cost basis of a trust preferred security deemed to be further impaired during the third quarter of 2004;
     * the write-down of $421,000 in viatical receivables held by the Bank that were determined to be impaired;
     * additional legal expenses of $381,000 related to the Company's goodwill litigation; and
     *     an increase in loan collection expenses of $231,000.

Chairman's Comments

      "The third quarter results were significantly impacted by a number of items, the largest being the provision for losses on loans," said Thomas F. Prisby, Chairman and CEO. "The increased provision is mainly the result of management's review of problem credits which were originated a number of years ago primarily by lending officers who are no longer with the Company. We believe that the significant enhancements we have made in our credit underwriting and credit administration departments over the past eighteen months will result in improved asset quality, earlier identification of potential problem credits and reduced provisions for losses on loans going forward. We have also recorded non-recurring charges related to the additional impairment of one trust preferred security, the write-down of our invested balance in viatical receivables and the one-time charge to compensation expense related to the resignation of our President and Vice-Chairman."

     Mr. Prisby continued, "The fixed-rate FHLB borrowings continue to restrict our net interest margin and cause our efficiency ratio to be above our peers. The Company continues to explore the possibility of refinancing these borrowings at current market rates which should improve our net interest margin and other operating ratios and position us well going forward."

Net Interest Income

     Net interest income for the third quarter of 2004 was $8.4 million, up 26.4% from $6.7 million for the third quarter of 2003.
The increase was primarily due to higher yields on securities and other interest-earning assets along with lower cost of funds as interest rates continued at lower levels than in 2003. Net interest margin was 2.43% for the third quarter of 2004, up from 1.82% for the comparable prior year period. The Company expects the positive trend in net interest margin to continue throughout the remainder of the year as it manages its investment portfolio and continues its focus on originating commercial loans and growing core deposits.

     Total interest income was $17.6 million for the third quarter of 2004, an increase of $587,000 from $17.0 million for the third quarter of 2003. Average interest-earning assets decreased 5.2% for the third quarter of 2004 as compared to the comparable prior year period. The Company's average loan yield was 5.76% for the quarter ended September 30, 2004, down 18 basis points from the quarter ended September 30, 2003. The average yield on securities and other interest-earning assets was 3.24% for the third quarter of 2004, up from 1.97% for the comparable prior year period. This increase resulted from reduced premium amortization on the Company's investment portfolio combined with a decrease in total funds invested in low-yielding overnight funds.

     Total interest expense was $9.2 million for the three months ended September 30, 2004, a decrease of $1.2 million from $10.3 million for the three months ended September 30, 2003. The average balance of interest-bearing liabilities decreased 6.4% and the average cost of interest-bearing liabilities decreased 16 basis points. The average cost of interest-bearing deposits for the third quarter


CFS Bancorp, Inc. - Page 3 of 9

2004 was 1.39%, down 26 basis points from the comparable prior year period while the average cost of borrowings increased slightly to 6.0%.

Non-Interest Income

     Exclusive of net realized gains on sales of securities, non-interest income was $2.9 million for the third quarter of 2004, an increase of $56,000 from the third quarter of 2003. The increase was primarily a result of a $36,000 increase in ATM and Check Card income coupled with an increase in service charges and other fees of $16,000 for the third quarter 2004 as compared to the same period in 2003.

     Net realized gains on sales of securities decreased by $200,000 reflecting $711,000 in net security gains which were partially offset by a $585,000 impairment write-down in the cost basis of a $764,000 trust preferred security. The additional write-down was identified when the issuer announced in September 2004 the continuation of interest deferral on the trust preferred securities coupled with the sale of significant assets, the continuing restructuring objectives and regulatory restrictions.

Non-Interest Expense

     Non-interest expense for the third quarter of 2004 was $10.7 million, an increase of $2.6 million over the $8.1 million reported during the third quarter of 2003. This increase resulted from a number of charges the Company incurred during the third quarter of 2004. Compensation expense increased due to the third quarter 2004 payout of $1.0 million in conjunction with the resignation of a senior executive officer. In addition, professional fees increased by $381,000 for legal expenses related to the Company's goodwill litigation as the trial ended and closing arguments were presented. The Company anticipates the legal expenses for the remainder of 2004 related to this litigation will be nominal. Other general and administrative expenses increased by $1.3 million as a result of the previously discussed prepayment penalty, viatical receivables impairment and loan collection expense.

Income Taxes

     The Company's income tax benefit for the third quarter of 2004 was $2.6 million compared to income tax expense of $315,000 for the third quarter of 2003. The significant decrease in income tax expense was a result of the pre-tax loss combined with the application of available tax credits, the effects of permanent tax differences on the Company's pre-tax earnings and the reversal of tax accruals no longer considered necessary. The Company anticipates that these items will continue to have a favorable impact on income tax expense for the remainder of 2004.

Asset Quality

     The Company's provision for losses on loans increased to $6.2 million for the third quarter of 2004 from $502,000 for the third quarter of 2003. During its third quarter evaluation of the adequacy of the allowance for losses on loans, the Company obtained updated information, including new appraisals, on its non-performing loans. Based on the new information, management identified eight loans that required a reserve allocation because of a change in either the borrower's ability to perform their obligations under the terms and conditions of the loan agreements or the estimated value of the collateral. The total principal amount of these eight loans is $31.9 million. Applicable to these eight loans, the Company identified an impairment reserve of $10.3 million. At this time, the Company does


CFS Bancorp, Inc. - Page 4 of 9

not anticipate that this impairment charge will result in any future material cash expenditures. The estimated impairment was considered as part of management's assessment of the adequacy of the allowance for losses on loans and resulted in a $6.2 million charge to the provision for losses on loans.

     Of the eight impaired loans, three are commercial real estate loans secured by hotels and total $22.3 million with an impairment reserve of $5.9 million. Other impaired commercial real estate loans include two loans secured by multi-family housing units totaling $5.7 million with an impairment reserve of $2.0 million and one loan secured by a golf course totaling $2.8 million with an impairment reserve of $1.5 million. Of the two other commercial loans identified as impaired, one is secured by business assets and the other by vacant land. These two loans total $1.2 million with an estimated impairment reserve of $915,000.

     The Company's non-performing assets were $33.6 million as of September 30, 2004, compared to $24.4 million at June 30, 2004 and $22.9 million at December 31, 2003. The eight impaired loans discussed above account for the substantial majority of such assets. The ratio of non-performing assets to total assets was 2.35% at September 30, 2004, up from 1.66% and 1.46% at June 30, 2004 and December 31, 2003, respectively. The increase in the ratio resulted from the increase in non-performing loans and a decrease in total assets as of September 30, 2004 as compared to June 30, 2004 and December 31, 2003. The increase in non-performing loans during the third quarter of 2004 was mainly a result of the transfer to non-accrual of an $8.8 million commercial real estate loan secured by a hotel in Michigan. Also transferred to non-accrual at the request of the Office of Thrift Supervision was a $2.9 million commercial real estate loan participation purchased. This loan was purchased from a lending company that has filed for bankruptcy and is under investigation for fraud. Both of these loans have been identified at September 30, 2004 as impaired loans and the Company has identified a combined estimated impairment reserve of $1.5 million.

     The Company's allowance for losses on loans was $16.5 million at September 30, 2004, an increase of $5.2 million and $6.1 million, respectively, from June 30, 2004 and December 31, 2003. The ratio of allowance for losses on loans to total loans increased to 1.65% at September 30, 2004 from 1.12% at June 30, 2004 and 1.06% at December 31, 2003. The Company maintains the allowance for losses on loans at a level that management believes is adequate to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate based on internal evaluations of collectibility, prior loss experience, value of underlying collateral and other factors including the composition and concentrations within the loan portfolio and the level and trends of classified and non-performing assets.

Balance Sheet Highlights

     As of September 30, 2004, loans receivable were $1.0 billion, up 1.8% from $982.6 million at December 31, 2003. The Company originated over $107.0 million in new loans and lines of credit during the third quarter as compared to $131.0 million for the second quarter of 2004. The decrease was mainly a result of lower originations of commercial
construction and land development loans.   Loan originations for the
nine months ended September 30, 2004 totaled $317.3 million. Over 69% of these year-to-date originations were commercial loans and lines of credit. As of September 30, 2004, the Company had commitments to originate commercial and retail loans totaling $69.0 million.

     Total deposits were $847.4 million at September 30, 2004, down $131.1 million from $978.4 million at December 31, 2003. The decrease was largely caused by a reduction of $149.5 million in


CFS Bancorp, Inc. - Page 5 of 9

certificates of deposit, partially offset by an increase in core deposits of $18.4 million. The decrease in certificates of deposit was primarily due to the permitted runoff of above market rate certificates as they reached maturity. The Company is making progress in its efforts to obtain low cost core deposits through continued promotional efforts and retail incentive programs. Average core deposits have increased 3.3% since December 31, 2003.

     Stockholders' equity at September 30, 2004 was $152.4 million, down from $156.0 million at December 31, 2003. The decrease was primarily due to:

    *    the net loss of $1.9 million;
    * a $370,000 decrease in unrealized gains on available-for-sale securities, net of tax;
    * dividends declared during the first nine months of 2004 totaling $3.6 million; and
    * repurchases of the Company's common stock during the first nine months of 2004 totaling $869,000.

Partially offsetting the above decreases in stockholders' equity, the Company also realized during the first nine months of 2004:

     * vesting of $1.4 million of common stock under the Company's Recognition and Retention Plan; and
     *   stock option exercises totaling $1.7 million.

     During the third quarter of 2004, the Company repurchased 1,112 shares of its common stock at an average price of $13.53 per share pursuant to the share repurchase program announced in March 2003. Since its initial public offering, the Company has repurchased an aggregate of 11,592,616 shares of its common stock at an average price of $11.75 per share. As of October 20, 2004, the Company has 1,180,156 of shares remaining to be repurchased under its current share repurchase program.

     As of September 30, 2004, stockholders' equity per common share was $12.38, as compared to $12.78 at December 31, 2003. The capital ratios of Citizens Financial Services, FSB, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements. As of September 30, 2004, the Bank is deemed to be "well-capitalized" under the regulatory framework for prompt corrective action.

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.4 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 24 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

                               #   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding loan underwriting and administration, the interest rate environment, expected asset yields and cost of funds, net interest income, loan volume, net interest margin, loan loss reserves and impairment reserves, income levels and impact of tax credits and permanent tax differences. In addition, the words


CFS Bancorp, Inc. - Page 6 of 9

"anticipate," "believe," "estimate," "expect," "indicate," "intend,"
"should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                               #   #   #

            SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOWS.


CFS Bancorp, Inc. - Page 7 of 9
                            CFS BANCORP, INC.
                         Highlights (Unaudited)

(Dollars in thousands, except per share data)
EARNINGS HIGHLIGHTS AND                                      Three Months Ended                           Nine Months Ended
                                                   ______________________________________  _______________________________________
PERFORMANCE RATIOS*                                September 30, 2004  September 30, 2003  September 30, 2004   September 30, 2003
_________________________________________________  __________________  __________________  __________________   __________________
Net income (loss)                                         $(2,781)            $   967              $(1,894)           $2,319
Basic earnings (loss) per share                             (0.24)               0.09                (0.16)             0.21
Diluted earnings (loss) per share                           (0.24)               0.08                (0.16)             0.20
Cash dividends declared                                      0.11                0.11                 0.33              0.33
Return on average assets                                    (0.76) %             0.25 %              (0.17) %           0.20 %
Return on average equity                                    (7.11)               2.49                (1.61)             1.99
Average yield on interest-earning assets                     5.08                4.64                 4.83              4.79
Average cost on interest-bearing liabilities                 2.96                3.12                 2.98              3.31
Interest rate spread                                         2.12                1.52                 1.85              1.48
Net interest margin                                          2.43                1.82                 2.16              1.79
Non-interest expense to average assets                       2.93                2.11                 2.52              2.05
Efficiency ratio                                            93.98               84.77                89.49             84.63

Market price per share of common stock
  for the period ended:                       Closing      $13.87             $ 13.92             $  13.87            $13.92
                                              High          13.93               14.98                15.16             15.00
                                              Low           12.90               13.84                12.90             13.51

STATEMENT OF CONDITION HIGHLIGHTS                      September 30,    June 30,      December 31,
AND PERFORMANCE RATIOS*                                    2004           2004            2003
____________________________________________________   _____________ ______________  ______________
Total assets                                            $1,429,921   $1,472,144        $1,569,270
Loans receivable, net of unearned discount               1,000,424    1,008,962           982,579
Total deposits                                             847,353      880,680           978,440
Total stockholders' equity                                 152,402      154,527           155,953
Book value per common share                                  12.38        12.57             12.78
Non-performing loans                                        32,976       23,622            22,720
Non-performing assets                                       33,566       24,398            22,926
Allowance for losses on loans                               16,506       11,299            10,453
Non-performing loans to total loans                           3.30 %       2.34 %            2.31 %
Non-performing assets to total assets                         2.35         1.66              1.46
Allowance for losses on loans
  to non-performing loans                                    50.05        47.83             46.01
Allowance for losses on loans to total loans                  1.65         1.12              1.06
Average equity to average assets                             10.72        10.53             10.08
Average interest-earning assets
  to average interest-bearing liabilities                   112.12       111.43            110.27

Employees (FTE)                                                338          344               330
Branches and offices                                            24           22                22

                                                     Three Months Ended                           Nine Months Ended
                                            _______________________________________    _______________________________________
AVERAGE BALANCE DATA                        September 30, 2004   September 30, 2003    September 30, 2004   September 30, 2003
__________________________________________  __________________   __________________    __________________   __________________
Total assets                                   $1,450,240              $1,523,314           $1,507,807           $1,558,919
Loans receivable, net of unearned discount      1,004,586                 976,415              996,515              958,413
Total interest-earning assets                   1,378,651               1,453,941            1,435,085            1,490,046
Total liabilities                               1,294,743               1,368,994            1,350,497            1,403,255
Total deposits                                    855,377                 902,055              912,829              935,176
Interest-bearing deposits                         809,256                 865,068              869,597              899,455
Total interest-bearing liabilities              1,229,568               1,313,161            1,288,672            1,348,409
Stockholders' equity                              155,497                 154,320              157,310              155,664
_________________
* Ratios are annualized where appropriate.

CFS Bancorp, Inc. - Page 8 of 9
                                              CFS BANCORP, INC.
                               Consolidated Statements of Income (Unaudited)

                                                            For the Three Months Ended      For the Nine Months Ended
                                                                    September 30,                  September 30,
                                                            __________________________     ___________________________
(Dollars in thousands, except per share data)                    2004          2003             2004            2003
_______________________________________________________     _____________  ___________     ______________ ____________
Interest income:
  Loans                                                     $    14,541    $   14,628      $    42,388    $    44,818
  Securities                                                      2,712         1,631            7,983          5,844
  Other                                                             338           745            1,514          2,683
                                                             ----------     ---------       ----------     ----------
    Total interest income                                        17,591        17,004           51,885         53,345

Interest expense:
  Deposits                                                        2,818         3,603            9,839         13,367
  Borrowings                                                      6,340         6,730           18,866         20,002
                                                             ----------     ---------       ----------     ----------
    Total interest expense                                        9,158        10,333           28,705         33,369
                                                             ----------     ---------       ----------     ----------
Net interest income before provision for losses on loans          8,433         6,671           23,180         19,976
Provision for losses on loans                                     6,172           502            8,829          1,489
                                                             ----------     ---------       ----------     ----------
Net interest income after provision for losses on loans           2,261         6,169           14,351         18,487

Non-interest income:
  Service charges and other fees                                  1,922         1,906            5,474          5,207
  Commission income                                                 204           202              527            520
  Net realized gains on available-for-sale securities               126           326               81            325
  Net gain (loss) on sale of office properties                        -             4               (1)            28
  Income from Bank-owned life insurance                             355           363            1,078          1,092
  Other income                                                      453           403            1,583          1,449
                                                             ----------     ---------       ----------     ----------
    Total non-interest income                                     3,060         3,204            8,742          8,621

Non-interest expense:
  Compensation and employee benefits                              5,772         4,666           15,235         13,467
  Net occupancy expense                                             501           562            1,759          1,764
  Professional fees                                                 775           393            2,420          1,353
  Data processing                                                   644           542            2,096          1,654
  Furniture and equipment expense                                   258           461            1,176          1,416
  Marketing                                                         229           262              812            726
  Other general and administrative expenses                       2,504         1,205            4,997          3,523
                                                             ----------     ---------       ----------     ----------
    Total non-interest expense                                   10,683         8,091           28,495         23,903
                                                             ----------     ---------       ----------     ----------

Income (loss) before income taxes                                (5,362)        1,282           (5,402)         3,205
Income tax expense (benefit)                                     (2,581)          315           (3,508)           886
                                                             ----------     ---------       ----------     ----------

Net income (loss)                                           $    (2,781)   $      967      $    (1,894)   $     2,319
                                                             ==========     =========       ==========     ==========

Per share data:
  Basic earnings (loss) per share                           $     (0.24)   $      0.09     $     (0.16)   $      0.21
  Diluted earnings (loss) per share                         $     (0.24)   $      0.08     $     (0.16)   $      0.20
  Cash dividends declared per share                         $      0.11    $      0.11     $      0.33    $      0.33

Weighted-average shares outstanding                          11,648,808     11,251,705      11,555,801     11,285,488
Weighted-average diluted shares outstanding                  11,905,252     11,658,617      11,866,131     11,705,965

CFS Bancorp, Inc. - Page 9 of 9
                                      CFS BANCORP, INC.
                Consolidated Statements of Financial Condition (Unaudited)


(Dollars in thousands)                                                      September 30,     December 31,
                                                                                2004             2003
_________________________________________________________________________   _____________    _____________
ASSETS
Cash and amounts due from depository institutions                           $   17,770       $   18,213
Interest-bearing deposits                                                       39,852          149,577
Federal funds sold                                                               6,343            9,961
                                                                             ---------        ---------
  Cash and cash equivalents                                                     63,965          177,751

Securities, available-for-sale                                                 284,939          326,304
Investment in Federal Home Loan Bank stock, at cost                             27,374           26,766
Loans receivable, net of unearned fees                                       1,000,424          982,579
  Allowance for losses on loans                                                (16,506)         (10,453)
                                                                             ---------        ---------
    Net loans                                                                  983,918          972,126
Accrued interest receivable                                                      5,966            6,624
Real estate owned                                                                  590              206
Office properties and equipment                                                 16,676           13,738
Investment in Bank-owned life insurance                                         33,001           31,926
Prepaid expenses and other assets                                               13,492           13,829
                                                                             ---------        ---------
    Total assets                                                            $1,429,921       $1,569,270
                                                                             =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                      $847,353         $978,440
Borrowed money                                                                 411,829          418,490
Advance payments by borrowers for taxes and insurance                            8,206            5,595
Other liabilities                                                               10,131           10,792
                                                                             ---------        ---------
  Total liabilities                                                          1,277,519        1,413,317

Stockholders' Equity:
  Preferred stock, $0.01 par value; 15,000,000 shares authorized                     _                _
  Common stock, $0.01 par value; 85,000,000 shares authorized;
    23,423,306 shares issued as of September 30, 2004 and December 31, 2003;
    12,310,222 and 12,200,015 shares outstanding as of September 30, 2004
    and December 31, 2003, respectively                                            234              234
  Additional paid-in capital                                                   189,701          189,879
  Retained earnings, substantially restricted                                  100,813          106,354
  Treasury stock, at cost; 11,113,084 and 11,223,291 shares
    as of September 30, 2004 and December 31, 2003, respectively              (131,578)        (132,741)
  Unearned common stock acquired by ESOP                                        (7,158)          (7,158)
  Unearned common stock acquired by RRP                                           (148)          (1,523)
  Accumulated other comprehensive income, net of tax                               538              908
                                                                             ---------        ---------
    Total stockholders' equity                                                 152,402          155,953
                                                                             ---------        ---------

      Total liabilities and stockholders' equity                            $1,429,921       $1,569,270
                                                                             =========        =========